EXHIBIT 5.1

August 8, 2007

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591

Re:	Registration Statement on Form S-8 Relating to the 2000 Stock Option Plan (the “Plan”)

Ladies and Gentlemen:

      Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on or about August 8, 2007 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 525,736 shares of Common Stock, $.01 par value per share, of the Company issuable pursuant to the Plan (the “Shares”).

      We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Amended and Restated Certificate of Incorporation, as amended and By-Laws, as amended of the Company, certain resolutions of the Board of Directors of the Company and originals or copies of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion (collectively, the “Documents”).

     Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

     Our opinion hereafter expressed is based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, the terms of any option or purchase right grant thereunder duly authorized by the Company’s Board of Directors or Compensation Committee and any related agreements with the Company, if any, will be validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

Brown Rudnick Berlack Israels LLP